EXHIBIT 99.2

On May 12, 2010, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings and welcome to the inTEST Corporation first quarter 2010 conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions] As a reminder this conference is being recorded. It is now my pleasure to introduce your host, David Pasquale, IR for inTEST. Thank you. You may now begin.

David Pasquale:

Thank you, operator. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer and Mr. Hugh Regan Jr., Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the first quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results. We will then have time for questions.

If you have not yet received a copy of today's results release, please e-mail Global IR Partners at intt@globalirpartners.com or you can get a copy of the release off of inTEST's website www.intest.com. Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include but are not limited to changes in business conditions and the economy generally, changes in the demand for semiconductors generally, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of additional restructuring initiatives, costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events. Let me now turn the call over to from Mr. Robert Matthiessen. Please go ahead, Sir.

Robert Matthiessen:

Thanks, David. Welcome everyone to our first quarter conference call. Hopefully you have all had time to review our earnings release. This was another strong quarter for us. The sequential year-over-year improvements we achieved in revenue, gross margin and profitability underscore the success of our business strategies. We are clearly benefiting from the considerable operating leverage we achieved in our business as the broader semiconductor market rebound continues.

At the same time, however, our results reflect successful diversification into non-semiconductor, non-traditional markets. We now count as customers some of the world's best-known companies in the military, aerospace, industrial and telecommunications industries. We are gaining momentum as manufacturers are increasingly required to verify that their products operate at set temperatures. We are also excited about significant growth opportunities in electronic sensors, whose small size is suited for being conditioned for testing by inTEST's thermal streams, thermal platforms and chambers, as well as opportunities in the microwave market in Asia and Europe, which would build on our leadership in the US market.

Let me now take a minute to give you some color on each business. Mechanical Products, that is manipulators and docking hardware, continued the strong bookings performance that began in the last quarter of 2009. Docking hardware orders increased 39% from the third quarter to the fourth while manipulator orders grew 23% in the same time period. This is on top of the previous quarter's increases of 60% and 23% respectively. This group was profitable in the fourth quarter.

Electrical Products, that is tester interfaces, experienced an outstanding quarter. I had stated in our last call that although their Q4, 2009 bookings results were slow, they were experiencing date-to-date very strong performance in Q1 of 2010. In fact, they attained bookings of over $2.9 million or 219% of their forecast for the quarter. This represents a 300% increase over the previous quarter.

Thermal Products experienced an overall increase in bookings of just over 8% from the fourth quarter of 2009 to the first of 2010. And our last call, I mentioned that during the fourth quarter of 2009, our recurrently-acquired Sigma Systems was physically moved from California to our facility in Sharon, Massachusetts, resulting in an interruption of their business and a decrease in both their bookings and sales for that period. I am happy to report that they have come back to speed and increased bookings by 90% over the last quarter and reached 146% of their bookings target for the quarter.

In summary, we are very positive in our outlook and expect to achieve continued improvements in our business moving forward. We are encouraged with the results of our efforts and hard work. It's important to note here, though, that we're keeping a proper perspective on everything. So, while we are encouraged with our progress, we're focused on achieving further improvements.

Our goal at all levels of the Company is further customer and revenue diversification, improved and sustained profitability, and further strengthening of our balance sheet. We will continue to keep close control on all operating expenses. R&D and CapEx levels may fluctuate but only modestly.

We're in the enviable position of having the capacity to support higher customer demand levels. And our ongoing commitment to R&D means we that we have been steadily investing in strategic revenue generating initiatives thereby eliminating the need to now play catch up. I would now like to turn the call over to our CFO for the financial review. Hugh, please go ahead.

Hugh Regan:

Thanks Bob.

Net revenues for the quarter ended March 31, 2010, were $9.5 million compared to $8.4 million for the fourth quarter of 2009, an increase of $1.1 million or 13%. Net income for the first quarter of 2010 was $1.1 million or $0.11 per diluted share, compared to $142,000 or $0.01 per diluted share in the fourth quarter of 2009. For the first quarter end-user net revenues were $7.1 million or 75% of net revenues, compared with $6.6 million or 79% of net revenues in the fourth quarter of 2009. OEM net revenue was $2.4 million or 25% of net revenues in the first quarter compared with $1.8 million or 21% of net revenues in the fourth quarter. Net revenues for markets outside of semiconductor test were $1.3 million or 14% of net revenues for the first quarter of 2010 compared to $650,000 or 7% of net revenues in the fourth quarter of 2009. On a product-segment basis, net revenues for the Mechanical Products segment were $4.7 million, or 49% of net revenues in the first quarter, compared with $4.5 million or 54% of net revenues in the fourth quarter.

Our Thermal Products segment had net revenues at $3.5 million or 37% of net revenues in the first quarter, compared with $3.1 million or 37% of net revenues in the fourth quarter. And finally, our Electrical Products segment reported net revenues of $1.3 million or 14% of net revenues in the first quarter compared with $835,000 or 9% of net revenues in the fourth quarter.

The Company's overall gross margin for the quarter ended March 31, 2010, was $4.5 million or 47.6% of net revenues compared to $3.2 million or 37.5% of net revenues for the fourth quarter of 2009. Material costs were 33.6% of net revenues in the first quarter compared to 39.2% in the fourth quarter. The improvement in gross margin as a percentage of net revenues in the first quarter was primarily the result of reductions in our material cost as a percentage of net revenue, which was due to changes in product mix with a lower level of manipulator products sold in the first quarter, compared to the fourth quarter. In addition, the absolute dollar amount of inventory obsolescence charges, direct labor costs and fixed manufacturing costs declined approximately $170,000 and with the higher revenue levels our fixed manufacturing costs as a percentage of net revenues declined from 17.6% to 14.8%.

I will now discuss a breakdown of operating expenses for the quarter. Selling expense was relatively flat quarter over quarter at $1.2 million or 13% of net revenues for the first quarter compared to $1.2 million or 14% of net revenues in the fourth quarter increasing $57,000 or 5%. The increase is primarily due to higher levels of sales, travel costs, as well as increased salary and benefit expense resulting from the restoration of employee salaries which have been reduced in our cost containment efforts last year. In addition, sales commission expense was up due to higher levels of sales. Engineering and product development expense was $701,000 or 7% of net revenues for the first quarter, compared to $570,000 or 7% of net revenues in the fourth quarter an increase of $131,000 or 23%. The increase was driven by increased salary and benefit expense, which resulted from the restoration of employee salaries as previously discussed as well as the addition of an engineer in our Mechanical Products segment.

General and administrative expense was $1.5 million or 16% of net revenues in the first quarter compared to $1.2 million or 15% of net revenues in the fourth quarter, an increase of $255,000 or 21%. The increase was driven by a number of factors including the accrual of profit related bonuses, increased salary and benefit expense resulting from the aforementioned salary restoration, higher levels of directors fees, which were also fully restored on January 1, 2010, and accruals related to compliance with Sarbanes Oxley section 404(b) auditor attestation which will apply to the Company for the first time at December 31, 2010. We do not have any restructuring charges during the first quarter of 2010, compared to $307,000 accrued in the fourth quarter related to the consolidation of Sigma's operations from California to Massachusetts.

Consolidated head count was 117 at March 31, 2010, up 10 individuals from December 31, 2009. All three product segments added staff in response to the significant increases in demand that we have experienced, with most additions in the direct labor and material handling areas which are a part of cost of revenues. Some of these staff were added late in the first quarter, so the full impact of the cost of these staff additions was not fully reflected in the first quarter results. We currently expect total consolidated compensation cost to increase by approximately $550,000 in the second quarter of 2010 compared to the first quarter.

This increase reflects staff currently hired as well as an additional staff person expected to be hired in the second quarter. Included in these increases, approximately $152,000 of projected 401(k) match expense and profit sharing expense during the second quarter. As we previously discussed, this benefit is the final employee benefit to be restored and was brought back on April 1, 2010. On top of increases in compensation, we will be accruing an additional $50,000 per quarter for the balance of this year for cost associated with compliance of Section 404(b) of Sarbanes Oxley. We accrued approximately $75,000 related to this issue during the first quarter. Our other expense was $4,000 for the first quarter, compared to other income of $209,000 for the fourth quarter, which included foreign exchange gains of approximately $185,000 related to the closure of our Japanese subsidiary during December.

Income tax expense was $3,000 for the first quarter compared to a $46,000 income tax benefit booked in the fourth quarter of 2009. At the end of the first quarter, our federal net operating loss carry forward was approximately $12.6 million and our state NOLs ranged from several hundred thousand to approximately $13.0 million depending on the state in question. Cash and cash equivalents at March 31, 2010 were $2.9 million up from $2.6 million at the end of 2009. We currently expect to build cash throughout 2010 given the significant rebound in our business. During the third quarter of 2010, we are required to make the first of four $381,000 annual principal installments under the notes payable to shareholders related to our acquisition of Sigma. Interest on this note currently accrues at prime plus 1.25%. Capital expenditures during the first quarter of 2010 were $54,000 compared to $25,000 during the fourth quarter of 2009. As Bob previously noted, bookings increased in the first quarter of 2010 to $14 million from the $9.4 million in the fourth quarter an increase of $4.6 million or 49%. Our bookings included non-semiconductor related orders of $2.1 million or 15% of total orders in the first quarter of 2010 compared to $830,000 or 9% of total orders booked in the fourth quarter. Our backlog at the end of the first quarter was $9.1 million double the $4.5 million at the end of the fourth quarter.

In terms of our financial outlook as we noted in our earnings release, we expect continued improvements in net revenues and net income in the second quarter ending June 30, 2010, on both a sequential and year over year basis. This outlook is based on the Company's current views with respect to operating and market conditions and customer forecasts which are subject to change. Operator, that concludes our formal remarks. We will now take questions.

Operator:

Thank you.

(Operator Instructions).

Our first question comes from Hetal Vyas from the Private Investment Group.

Hetal Vyas:

Yes, hello. Can you hear me?

Hugh Regan:

Yes, hello. Hetal, how are you?

Hetal Vyas:

Very good, very good, thank you, Hugh. Outstanding quarter, fantastic information. I've just got a couple of questions, and then a follow-up if you don't mind.

Hugh Regan:

Sure.

Hetal Vyas:

Can you expand on the comment that Mr. Matthiessen made about military aerospace business. And is it basically brand new, and how attractive is the revenue stream? And the second item was, just from your bookings, do you feel you're actively gaining share in new markets, and also increasing market share in your existing markets? Thank you.

Robert Matthiessen:

Hetal, this is Bob, let me answer. Let's see first, was the aerospace question.

Hetal Vyas:

Yes.

Robert Matthiessen:

That's mostly new business. I don't know what the revenue stream will be. But normally when we become established with a thermal product, it has pretty good carry through. So that's all I really want to say about that. As far as market share, and new business versus old business, we believe we're gaining market share. But it's very difficult to prove, especially in the semiconductor business, since we're one of the few public companies in this area. So we have to guess what the other guys are doing for the most part. We do a pretty good job of that, and we think that we have gained market share during this time.

Hugh Regan:

Hetal, we are aware that some competitors that we had previously in certain segments have gone out of business. So and we've got other competitors, who we've not seen as active lately. So as Bob mentioned, while we don't have what we call firm market share statistics, we believe we have picked up share.

Hetal Viez:

Very good, thank you. Okay.

Hugh Regan:

I believe you had a follow-up question?

Hetal Viez:

Yes, if you guys don't mind, I actually do.

Hugh Regan:

Go right ahead.

Hetal Viez:

I've got two additional. I don't think -- I actually grasped what you said about the additional cost regarding headcount, and the 401(k) match. Did I hear you correctly, the $500,000 a quarter, so we're talking about $2 million a year? That's item number one, because I don't think I captured that actually quite correctly, and can you expand on that a little bit?

Hugh Regan:

Sure. I did say that we expected costs to increase between Q1 and Q2 by $550,000 total compensation costs. Included in that total was the $150,000. So of the 550, 150 of that is 401(k) match, which we did not have in the first quarter, and was suspended about a year ago. So the total compensation cost increase for the total year, bear with me one moment, Hetal, is about $350,000 between salary, payroll taxes, and medical benefits per quarter. So that would work out to approximately $1.2 million per year, $1.3 million per year.

Hetal Viez:

Okay. So starting at this point, basically $0.12 a share, and you're done. I mean that covers all of the costs going forward, right? No more incremental increases?

Hugh Regan:

No. We believe we've retained enough staff, in both the direct labor and material handling areas, as well as the addition of the engineer, that we should be able to ramp, and get through the business this quarter, as well as we believe the balance of the year. I believe that one other person scheduled to be hired, included in the numbers that I've given you, whether they will actually pull the trigger on that particular hire is unclear to me at this point, but it was forecasted into our results.

Hetal Viez:

That's fine. So you're looking at $1.2 million for all additional costs regarding the 401(k), additional headcount, everything, is that correct?

Hugh Regan:

Yes, that's total compensation cost. And then as I also discussed, I had said that we accrued $75,000 last quarter for SOX 404(b), and expect to accrue $50,000 a quarter, for the balance of this year. So our total accrual for the year will be $225,000 related to this issue.

Hetal Viez:

Okay, very good. Okay, I'd like to follow-up with that. I noticed that your bookings have been $14 million. I was questioning, if you guys have any concerns about -- Robert, I think said in the last conference call, that he felt this was sustainable. And I think I'm quoting him, and I want to know, do you still feel that way, because there's a lot of us out here concerned that maybe there's some double bookings going on and so forth. Do you still feel that it's sustainable? And number two, do you feel that with your additional income coming in from the automobile industry, the military, the aerospace, and so forth, that you have sufficient buffer, so if the semiconductor industry back tracks just a little bit, you're still capable of maintaining revenue growth?

Robert Matthiessen:

Hetal, I've been in this business long enough that we're never certain of anything. And that's the best our forecast tells us is what we're telling you right now. Is it sustainable? It would appear from the data we have, that it will sustain. Downturns in the past have come when we thought it was going to sustain, so I don't know for sure. But we're not having any significant push outs at the moment, usually that's the first indicator that you have a problem. One of the reasons we have pursued business outside of the semiconductor, which is the hot segment right now, is exactly that, to mitigate these unforeseen changes in the semiconductor capital equipment cycle. So that's why we pursue the automotive and the aerospace industries, and the medical industries with our Thermal product lines.

And hopefully, they will swing on different curves. And in fact they have. When we went into this downturn, our Thermal Products are what kept us alive. Because they normally, in our experience in the past, and this time too, follow us in the ups and the downs. And sure enough, when we were in the depths of our problem, the Thermal group was supporting us. Now, as we recovered, they began to trail off a little bit, and they finally come through their valley, and they are just beginning to regain. And I said, they had an increase of 8% from last quarter to this quarter, nothing like the hundreds of percents that we're having in the other groups. But we expect them to catch up with us with the other two groups in the near future.

Hetal Viez:

Well you really expect the Thermal category to jump up that high?

Robert Matthiessen:

I don't know how high, but I expect it to jump further than it did this quarter.

Hugh Regan, Jr.:

We do expect our non-semiconductor businesses to show growth, as Bob's saying at the end of the day. Whether our semiconductor businesses will continue to grow at the same rate--

Robert Matthiessen:

The Thermal business does not tend to swing as far as the semiconductor business. We're like a third, and they are only a second. It's one of those deals.

Hugh Regan, Jr.:

Any further questions, before we let you go?

Hetal Viez:

Well, is there anybody else asking?

Hugh Regan, Jr.:

I would imagine there's someone behind you.

Hetal Viez:

Just one more, and I'll leave it at that.

Hugh Regan, Jr.:

Okay.

Hetal Viez:

Just one more. What I'd like to ask you is, this is mid May, and I'm just wondering, is the same momentum that you experienced throughout the first quarter continuing? Is the first six weeks basically your next quarter, do you still feel comfortable with the bookings flow?

Hugh Regan, Jr.:

We are seeing momentum still very strong. In other words, we've not seen it pull back yet. So that is the positive indicator for us.

Robert Matthiessen:

Simple answer is yes.

Hugh Regan, Jr.:

Yes.

Hetal Viez:

Very good. Thank you very much. Congratulations.

Hugh Regan:

Thank you.

Operator:

Thank you. Our next question comes from Ethan Steinberg from Friess Associates.

Ethan Steinberg:

Hi, guys. Thanks for taking my call.

Hugh Regan:

Hi, Ethan.

Robert Matthiessen:

Hi, Ethan.

Ethan Steinberg:

Hi. So a couple questions, and I might need a follow-up or not. The gross margin in the quarter was around 47%, is that right?

Hugh Regan:

The gross margin for the quarter just ended was 47.5%, yes.

Ethan Steinberg:

Could you talk a little bit about what sort of gross margin you think is reasonable for the Company? And maybe tie it into what you think the incremental -- incremental margins looked good in the quarter, but you've got a lot of revenue growth in front of you. And so I'm just wondering how we should think about incremental margins, and the gross margin at higher revenue levels?

Hugh Regan:

Well, as we discussed in the call today, our material costs for this most recent quarter, and bear with me while I pull that note out, was 33.6%. So incrementally as we add business, we would be covering material cost, plus sales commission expense on that particular business. Material cost last quarter was 39.2%, so to be conservative, I would use probably a mid point of those of 35%. Clearly it depends on product mix, Ethan, if we've got a quarter that's heavily leaning towards manipulators, as we did in the fourth quarter, our material cost tends to rise.

If it's a quarter that leans more heavily towards docking and interfaces, our material cost tends to drift lower. As our semiconductor business comes back, that would also -- our non-semi business, that also tends to drive our margin, our material costs down a little. Incrementally, if you look at say 35% for incremental material cost, plus on average, maybe 5% for sales commission expense related to that, you'd be looking at approximately 40%. So theoretically 60% of incremental revenue drops to the bottom line.

Ethan Steinberg:

And the mix won't affect that in a major way depending on which type of products grow faster?

Hugh Regan:

Well, it could, as I said before. In other words, if it was just manipulator business, which tends to trend at the higher end of our cost range, under our product descriptions, you would have a different answer there. That material cost of manipulators is in many cases north of 40%. And therefore, if you've got something skewed very heavily towards manipulator mix, you'd probably see that incremental margin dropping closer to 50%, as opposed to 60%. Conversely, if you saw the material, the product mix shifting heavily towards docking, and certain types of docks where we have very high margins, you could see the material cost dropping as low as 30% in the quarter. So your incremental margin would be 65%. So I would say your incremental margin can range from as low as 50% to I'd say as high as 65%.

Ethan Steinberg:

Okay, thanks. And so a couple other ones. So the revenues in the quarter you just reported, were about equal to the bookings in the previous quarter?

Hugh Regan:

Approximately.

Ethan Steinberg:

I don't know if that's coincidence or not, but is the $14 million, is that likely to ship in the next -- in this quarter? Or some turns business, offsets what doesn't ship in the quarter, is that a decent proxy?

Hugh Regan:

The one thing we do have to note is, that some business that we booked in the fourth quarter, actually did ship in the fourth quarter. So it's not a perfect book in one quarter, ship in the following quarter. We have said in the past, and as I've said to you as well, we believe our bookings in one quarter, are fairly indicative of our shipments in the next, and we're comfortable with that statement in this call.

Ethan Steinberg:

Okay, thanks, and so just so I understand because I missed some of the OpEx discussion that the previous person just asked about. But your OpEx in the quarter looked to me like it was about $3.5 million. And if I did that right, you're saying it's going to go up about another half, so is $4 million a decent run rate to use for your OpEx?

Hugh Regan:

I think, it's not a bad number. In other words, could that number possibly be pared down a little bit? It may be. I would not expect it to go over that level for the balance of this year, at this point.

Ethan Steinberg:

Okay, and then I know you guys don't want to give exact guidance, but I want to make sure we're not thinking about this incorrectly. If you do, if you add another $4.5 million or so, to the revenue at the incrementals we just discussed, I think I've got to do the math more -- but I think you get to $0.25 or $0.30 for the quarter, which that's a big jump. And it sounds like you still have capacity beyond that, if the revenues keep growing. Do you expect the tax rate, or other income, or any of the other below the lines to change much from what we just saw?

Hugh Regan:

Not at the current time, as we discussed as I said in the call, we've got an NOL carry forward of $12.5 million at this point. So we see that all of 2010 income at this point would be free of federal and state tax. And then depending on what the slope of the curve is for 2011, I don't know at what point, we would become a taxpayer again. And clearly at some point, if earnings are consistent, we would also be having to look at a reversal of the valuation allowance, that we have on our existing deferred tax assets, which would also impact earnings clearly.

Ethan Steinberg:

Right, but not cash flow?

Hugh Regan:

No, not cash flow but it would be a one-time pick up for lack of a better word.

Ethan Steinberg:

I don't know about that $300,000 payment you just mentioned, you have to start paying that starting this quarter?

Robert Matthiessen:

Yes, on our balance sheet, Ethan, we had a $1.5 million Note payable to stockholders at 12/31 and at 3/31, $381,000 of that is sitting in current assets, because it's due on October 6th, the anniversary of the closing. And so, that the first payment is due this year. We expect to build cash in light of that payment in the fourth quarter.

Ethan Steinberg:

Okay.

Hugh Regan:

And then in the fourth quarter.

Ethan Steinberg:

Do you think that cash should accrue at pretty much the same pace that net income grows, x, I assume some working capital pressure?

Robert Matthiessen:

It will at some point. We're still having working capital pressure at the current time. Clearly we are still -- we are in the process of bringing all of our vendors back to 30 days. We had moved most of them to 60 days. We've got the bulk of them back to that level now. But there are still a number at 45 days. Our goal is to bring them all back, by no later than the end of June to 30 days which is shoring up some working capital. We are also having to take some inventory risk. We have some products that we manufacture that have longer lead times, some ranging as long as 12 weeks. And we are finding that our customers are really insisting on delivery dates, of no longer than six to eight weeks and in many cases, six weeks or less. So we are having to in some cases guess what they want and order that material. So that chews up working capital, and also potentially creates inventory obsolescence risk, but we're doing our best to manage through that process.

Ethan Steinberg:

And I think this is my last question. I'm trying to take up as much time as possible.

Hugh Regan:

Go ahead.

Ethan Steinberg:

If my calculations are right, and you guys are right about demand continuing, you're on pace to do sort of well over a $1.00 annualized, if things keep moving. How do you guys think about how you want to return that to shareholders? Do you want to let that cash or earnings build up on the balance sheet? Or would you want to spend it on something, or would you think about buying stock or dividend or anything like that?

Hugh Regan:

Well it's a good question. I don't speak for the Board of Directors but I would tell you as CFO, what I would advise them is to first reaccumulate some cash on the balance sheet. Clearly we're below our historical comfortable level. It used to be that the Board didn't want cash to fall below $5 million. So, we've not yet climbed back up to that minimum level. At the end of 2007, our cash was approximately $12 million. I know personally, I wouldn't mind seeing about $10 million on the balance sheet, because I've been in this business 14 years, and know it will turn down again. So we will need some cash to weather some future storms. As far as the other issues that you raised, I think an acquisition opportunity, if it presents itself, would be the primary use of our working capital, our excess working capital. And if it made sense at some point in the future to buyback shares, clearly the Company would look at it. But I can tell you in the past, the Company has chosen not to use its resources for that, because they've been fairly limited.

Ethan Steinberg:

Well thanks so much for taking my call. Congratulations. Great stuff.

Hugh Regan:

Thank you, Ethan.

Operator:

Thank you.

(Operator Instructions).

Our next question comes from John Henderson from JPH Capital.

John Henderson:

Actually all my questions have been answered. Just want to say good job, and keep up the good work.

Hugh Regan:

Thanks, John.

Operator:

Thank you.

(Operator Instructions).

Our next question is a follow-up from Hetal Vyas from the Private Investment Group.

Hugh Regan:

Welcome back, Hetal.

Hetal Vyas:

Oh, thank you. Just two follow-up items. Number one, I was -- I noticed that your Chairman on Friday put out a trading plan. And after reading through the release I found it very unusual, actually I've never seen something like that before, where they plan on divesting some of the shares at approximately $8.00 a share. And the reason I found that so unusual, is because it's 100% above where you're making -- where you're presently at. Is there something, and I just found it very unusual. Is there some reason for that, do you know, besides just the facts stated on the release?

Robert Matthiessen:

No. He's an entrepreneur. He's ever the optimist, and he believes this Company is worth that and more. And his personal belief is we'll go that high and higher.

Hugh Regan:

And, Alyn is in his mid 70s, and is clearly beginning to look at estate planning issues. So he and his family are looking at their inTEST holdings, which is a significant asset of theirs. And looking to potentially have some liquidity, if prices achieve levels that he believes are reasonable. So but he's not a seller below $8 a share.

Hetal Vyas:

Very good. Just one more. Are there any new significant customers -- this was very interesting to me -- just you kind of glossed over it on your summary, that you guys acquired over the last quarter or two that you did not have previously. It looks like a significant revenue stream to you, besides Texas Instruments and Teradyne and so forth.

Robert Matthiessen:

There's no huge ones. We have so many customers -- I'm going through the list right now -- we have a new customer in the EU, I believe, called NV Electronics which was significant to our Thermal group this time. There's also Lockheed Martin for those guys.

Hugh Regan:

I mean the one thing I will say, Hetal, is we did notice customer concentrations went up a little this quarter. Top ten customers as a percent of revenue were 60%, and now that's actually a normalized level for us.

Robert Matthiessen:

That had a lot to do with the semiconductor industry.

Hugh Regan:

Right.

Robert Matthiessen:

We have Texas Instruments flying high as an end-user, Teradyne as an OEM is flying high as well as others, NXP Semiconductors is another one that's flying high now.

Hugh Regan:

Right, but one comment that I've come away from several meetings with our operations staff is that and the sales staff is that they're getting quote requests or orders from customers who previously may not have been very active with us. I mean, everyone has bought from us at one point or another in our history, when you're around as long as we have, that's fairly common. One thing we've noticed is customers that had migrated to other competitors for manipulators or docks or interfaces, are tending to come back to us at this point. So that's how we view the fact, that we've picked up share.

Hetal Vyas:

Can I just ask you specifically on that comment, those customers that are coming back to you, is that because of basic product performance, or is there any other reason besides that?

Robert Matthiessen:

That's one of them. Basic product performance is number one. But there's a lot of pent-up demand especially in the electrical interface groups. Those guys have been pushing off, and pushing off, because they are fairly expensive pieces. So it's a combination of factors. I would say in the electrical group, performance has a real impact on that. Manipulators not so much, because they are all pretty much equal. The Docking Hardware, we are, I think considered leaders in the world in that, and that's a technological advantage we have. And our Thermal group is technologically the most advanced group in that business. So first of all, yes, it's the technology we have, which has helped fuel the growth. But on top of that, there's a lot of pent-up demand.

Hugh Regan:

Right, and the other thing is we have been very competitive in our pricing. Not that we, historically have not been, but as a result of the cost changes that we've made in the organization, we've been able to accept some pricing at levels, possibly below where we may have accepted it in the past, and still make a very reasonable margin. So that's benefited us as well.

Hetal Vyas:

Okay, very good. Thank you, just one last item. Have you guys announced the date for your conference call, for your earnings announcement for this quarter?

Hugh Regan:

We have not yet, Hetal, but traditionally the date, as we're doing right now, our counsel always advises us to have our conference call in fairly close proximity to the filing of our SEC documents. So I would imagine it will be, the first or second week of August. I would imagine the first. I would expect, we would probably as well pre-announce as we did this quarter.

Hetal Vyas:

Very good, thank you. Outstanding. Thank you very much.

Hugh Regan:

You're welcome.

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[Non-material closing remarks omitted]